Exhibit 5.8

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Steward McKelvey Stirling Scales

Barristers, Solicitors and Trademark Agents

Suite 900	Correspondence:	Telephone:	902.420.3200	Charles S. Reagh
Purdy’s Wharf Tower One	P.O. Box 997	Fax:	902.420.1417	Direct Dial:	902.420.3335
1959 Upper Water Street	Halifax, NS	halifax@smss.com		Direct Fax:	902.496.6173
Halifax, NS	Canada B3J 2X2	www.smss.com		csr@smss.com
Canada B3J 3N2

File Reference: NS791-453

February 13, 2004

Couche-Tard U.S. L.P., and

Couche-Tard Financing Corp.

1500 North Priest Drive

Tempe, AZ  85281

Re:                             Offer to Exchange 7 1/2% Senior Notes due 2013 of Couche-Tard U.S. L.P. and Couche-Tard Financing Corp. (collectively, the “Issuers”)

Dear Ladies and Gentlemen:

We have acted as local Nova Scotia counsel to 3053854 Nova Scotia Company and 3055854 Nova Scotia Company (collectively, the “Covered Guarantors”) in connection with the proposed registration (the “Exchange Offer”) by the Issuers of up to U.S.$350,000,000 aggregate principal amount of the Issuers’ 7 1/2% Senior Notes due 2013 (the “Exchange Notes”) pursuant to a Registration Statement on Forms F-10, S-4 and F-4 filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2004 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The obligations of the Issuers under the Exchange Notes will be guaranteed (the “Guarantees”) by the guarantors listed on Schedule A hereto, including the Covered Guarantors (the “Guarantors”).  The Exchange Notes and the Guanantees will be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated December 17, 2003 among the Issuers, the Guarantors and Wells Fargo Minnesota, N.A., as trustee.  The Exchange Notes and the Guarantees will be issued in exchange for and in replacement of the Issuers’ 7 1/2% Senior Notes due 2013, of which U.S.$350,000,000 in aggregate principal amount is outstanding.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinions expressed below, including:

1.             the Indenture;

2.             the Registration Statement;

Charlottetown	Fredericton	Halifax	Moncton	Saint John	St. John’s

3.                                       a certificate of status the “Certificates of Status”) pertaining to each of the Covered Guarantors issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated February 13, 2004;

4.                                       the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of each of the Covered Guarantors contained in the minute books of the Covered Guarantors;

5.                                       resolution of the directors of each of the Covered Guarantors authorizing the execution and delivery of the Guarantees by each of the Covered Guarantors; and

6.                                       certifcates of officers of each of the Covered Guarantors dated the date hereof (the “Officer’s Certificates”).

We have also examined the originals or copies, certified or otherwise  identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In all such examinations we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies. We have also assumed the authority of persons signing all documents in connection with which the opinions below are rendered signing on behalf of the parties thereto other than the Covered Guarantors, the due authorization, execution and delivery of all documents by the parties thereto other than the Covered Guarantors and that the Guarantees will have been physically delivered by each of the Covered Guarantors to the other parties thereto or their lawful representatives and that no such delivery was subject to any condition or escrow which has not been satisfied, other than the condition described below in paragraph 2.

The opinions expressed below are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable in such province.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       Each of the Covered Guarantors is duly incorporated, validly existing and in good standing as to the payment of annual fees and filing of annual returns under the laws of the Province of Nova Scotia.

2.                                       The guarantees of the Covered Guarantors have been duly authorized by all necessary corporate action on the part of each Covered Guarantor and, when the Registration Statement on Forms F-10, S-4 and F-4 are relating to the Exchange Offer has become effective under the Securities Act and the Guarantees of the Covered Guarantors are delivered in accordance with the terms of the Exchange Offer, the Guarantees of the Covered Guarantors will have been validly executed, issued and delivered.

We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is addressed to you and is solely for your benefit in connection with the filing of the Registration Statement and is not to be quoted from or otherwise referred to in any other document or used, communicated to or relied upon by any person or for any other purpose, except that, subject to all of the limitations, qualifications and assumptions set forth herein, Davies Ward Phillips & Vineberg LLP (New York, New York) is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Yours very truly,

STEWART MCKELVEY STIRLING SCALES

/s/ [ILLEGIBLE]

SCHEDULE A

Alimentation Couche-Tard Inc.

Dépan-Escompte Couche-Tard Inc.

Couche-Tard Inc.

Couche-Tard/Mac’s L.P.

Mac’s Convenience Stores Inc.

3053854 Nova Scotia Company

3055854 Nova Scotia Company

ACT Financial Trust

Dunkin Donuts Master Franchisee Quebec Inc.

Mac’s Convenience Stores LLC

The Circle K Corporation

Circle K Stores Inc.

Circle K Enterprises Inc.